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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                       FORM 8-K



                                    CURRENT REPORT



                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND
                                 EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 19, 1998


                                HELPMATE ROBOTICS INC.
                (Exact name of registrant as specified in its charter)




CONNECTICUT                             1-14160              06-1110906
(State or other jurisdiction      (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)



     SHELTER ROCK LANE
     DANBURY, CONNECTICUT                                         06801
     (Address of principal executive offices)                  (Zip Code)



          Registrant's telephone number, including area code: (203) 798-8988

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Item 5.  Other Events.

     HelpMate Robotics Inc. today announced a series of steps directed at improving the Company's short-term liquidity and cash flow issues, including the completion of a private placement of convertible notes, the agreement by certain creditors to accept reduced cash payment in liquidation of outstanding trade payables, and the agreement by certain creditors to convert their loans, trade payables, and other obligations of the Company to them into shares of common stock and warrants to purchase common stock. Each of those transactions is described below.

     Background. During the second half of 1997, the Company's financial condition deteriorated and the Company experienced severe cash shortages.
The Company defaulted on loan payments to Connecticut Innovations Incorporated ("CII") and to the Company's Chairman, Joseph F. Engelberger.
As of January 31, 1998, the outstanding principal and interest due under these loans, respectively, were $454,545 and $171,862. Additionally, Leasing Technologies International Inc. ("LTI") notified the Company in August 1997 that the Company was in default under the terms of its Master Lease Agreement. The Company was also served an eviction notice by its landlord due to non-payment of rent. As of November 13, 1997, past due accounts payable were approximately $1.1 million. The Company was also delisted by the Philadelphia Stock Exchange and NASDAQ Small Cap Market tier of the NASDAQ Stock Market as a result of the Company's inability to meet the applicable stock price and net worth requirements.

     In light of the foregoing, the Company's management developed and implemented a plan which resulted in significant actions being taken to reduce expenses and to work out accommodations with creditors and lenders while seeking alternative sources of capital. Management believed that if accommodations could be made with creditors and lenders, then the Company could operate in a downsized configuration, funded with the revenue streams generated by the current and future rentals and sales of its HelpMate robots while the Company pursued alternatives for addressing the long-term growth capital needs of the business.

     Accordingly, a substantial downsizing of the Company was accomplished in the third quarter of fiscal 1997. The staff was reduced from 40 employees (35 full-time, 5 part-time) to 12 full-time and 2 part-time employees. The Vice President of Engineering and the Vice President of Sales and Marketing resigned and the remaining senior management of the Company took significant reductions in pay. Staff reductions were made in all departments, including sales and marketing, engineering, manufacturing and administration. The remaining staff was dedicated to support of the existing base of robots in the field at customer sites. The Company also continued to build and install robots at a reduced rate to fill orders from its existing backlog production, using materials and parts which had been previously ordered. No new materials for robots were ordered. Sales and marketing activities for generating new customer orders were reduced to responding to inquiries as received and no industry trade shows were attended. To further reduce costs, the Company relocated to smaller office space.

     Recent Transactions. During December 1997 and January 1998, the Company completed negotiations with respect to the settlement of debt and trade payables with its creditors in exchange for stock and/or reduced payments as described below. The Company also reached agreement with the landlord to forestall eviction and has negotiated a new three year lease for the reduced space which the Company currently occupies. The Company also resolved its default issues with LTI. Staff has been increased slightly to 15, including the rehiring of a sales manager and management salary levels have been reinstated. To further reduce costs, the Company changed its outside auditors to Arthur Anderson LLP.

     As of the date hereof, the Company is operating at slightly below cash break-even level and management believes that at the Company's current level of operations, it will have sufficient cash to maintain operations throughout 1998 and to complete the installation of robots from its then remaining backlog of orders. The foregoing sentence is a forward looking statement made on a good faith basis. Actual results may differ materially from forward looking statement for reasons including, but not limited to, changes in the health care industry, mix of robot rentals versus sales, the Company's ability to continue to generate cash flow from operations, the Company's ability to fulfill a portion of its backlog and withstand any resulting effects of nonfulfillment, the approval by the Company's stockholders of an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock to 40,000,000 and the acceptance for filing by the Connecticut Secretary of the State of the Certificate effecting such amendment (the "Amendment Effectiveness"), and the consummation of the other transactions described below.

     Further, as a result of the above described efforts, the Company has entered into the following financing transactions.

     Private Placement of Investor Units. In February 1998, the Company concluded a private placement ("Private Placement") of $1,350,000 of units ("Investor Units"). Each Investor Unit consisted of a Promissory Note ("Unit Note") and a Warrant ("Unit Warrant"). Each Unit Note is in the principal amount of $100,000 and bears interest at a rate of seven percent (7.00%) per annum payable quarterly and comes due on October 1, 1998. Each Unit Note is convertible into 303,030 shares of Common Stock ("Unit Note Shares") at a rate of one (1) share of Common Stock for each $.33 of principal indebtedness outstanding under the Unit Note. Each Unit Warrant will be immediately exercisable for 100,000 shares of Common Stock ("Unit Warrant Shares") at an exercise price of $.33 per share. All of the Unit Notes will be converted into an aggregate of 4,090,909 Unit Note Shares. All of the Unit Warrants are exercisable for an aggregate of 1,350,000 Unit Warrant Shares. By their terms, however, the Unit Notes will not be converted into Unit Note Shares and the Unit Warrants will not be effective nor exercisable for Unit Warrant Shares unless and until the Amendment Effectiveness occurs.

     Conversion of Engelberger Loans. In November 1997, the Company's Chairman, Joseph F. Engelberger, (and a foundation established by Mr. Engelberger), made a demand loan to the Company in the amount of $150,000. Mr. Engelberger is the Company's co-founder, its Chairman, and a director.
In exchange for that loan, the Company issued two demand notes bearing interest at a rate of fifteen percent (15%) per annum (collectively the "1997 Engelberger Note"). In consideration for this loan, in January 1998, the Company issued to Mr. Engelberger warrants expiring December 31, 2001 ("First Engelberger Warrants") to purchase 25,000 shares of Common Stock at an exercise price of $.33 per share. In January 1998, the 1997 Engelberger Note was converted into 467,424 shares of the Company's Common Stock at a rate of one share of Common Stock for every $.33 of principal and interest outstanding under the 1997 Engelberger Note. In consideration of Mr. Engelberger's agreement to convert the 1997 Engelberger Note, the Company issued to Mr. Engelberger warrants expiring December 31, 2001 ("Additional Engelberger Warrants") to purchase 154,250 shares of Common Stock at an exercise price of $.33 per share.

     The Company is also indebted to Mr. Engelberger pursuant to a term note dated May 26, 1995 bearing interest at a rate of 10% per annum ("1995 Engelberger Note"). The 1995 Engelberger Note required payments of interest only for one year, and then equal payments of principal and interest for 48 months, through June, 2000. In January 1998, the Company and Mr. Engelberger agreed to convert the 1995 Engelberger Note into Shares of the Company's Common Stock ("Engelberger Shares") so that the outstanding indebtedness thereunder will be liquidated at the rate of one share of Common Stock for each $.33 of indebtedness liquidated. In addition, the Company has agreed to issue to Mr. Engelberger warrants expiring December 31, 2001 ("Second Engelberger Warrants") exercisable for shares of Common Stock at an exercise price of $.33 per share for each dollar of indebtedness liquidated. The number of Engelberger Shares and Second Engelberger Warrants to be issued in exchange for the liquidation of this indebtedness will be determined as of the date of conversion based upon the outstanding balance under the Second Engelberger Note. By way of illustration, if the Second Engelberger Note were to have been liquidated as of January 31, 1998, Mr. Engelberger would have been entitled to receive an aggregate of 520,794 Engelberger Shares and Second Engelberger Warrants to purchase an aggregate of 171,862 shares in exchange for the liquidation of $171,862 of principal and interest outstanding as of that date.

     The 1995 Engelberger Note will not be converted, the Engelberger Shares will not be issued, and by their terms the First Engelberger Warrants, the Additional Engelberger Warrants, and the Second Engelberger Warrants will not be effective nor exercisable for shares of the Company's Common Stock ("Engelberger Warrant Shares") unless and until the Amendment Effectiveness occurs.

     Partial Repayment of Brookehill Loan. In November, 1997, Brookehill Equities, Inc. ("Brookehill") made a demand loan to the Company in the amount of $150,000, as evidenced by a note bearing interest at a rate of fifteen percent (15%) per annum ("Brookehill Note"). In January 1998, the Company repaid $75,000 of this loan. In consideration of this loan, in January 1998, the Company issued to Brookehill warrants expiring December 31, 2001 ("Brookehill Warrants") to purchase 25,000 shares ("Brookehill Warrant Shares") of Common Stock at an exercise price of $.33 per share. By their terms, the Brookehill Warrants will not be effective nor exercisable for the Brookehill Warrant Shares unless and until the Amendment Effectiveness occurs.

     Conversion of Sweeny Loan. In July 1997, the Company's President and director, Thomas K. Sweeny, made a demand loan to the Company in the amount of $60,000 evidenced by a note bearing interest at a rate of eight and one-half percent (8.5%) per annum. In January 1998, that note was converted into 189,845 shares of the Company's Common Stock at a rate of one share of Common Stock for every $.33 of principal and interest outstanding thereunder. In consideration of Mr. Sweeny's agreement to convert that note, the Company issued to Mr. Sweeny warrants expiring December 31, 2001 ("Sweeny Warrants") to purchase 62,649 shares ("Sweeny Warrant Shares") of Common Stock at an exercise price of $.33 per share. By their terms, the Sweeny Warrants will not be effective nor exercisable for shares of the Sweeny Warrant Shares unless and until the Amendment Effectiveness occurs.

     Conversion of Certain Trade Payables. In December 1997 and January 1998, the Company entered into agreements with certain of its creditors pursuant to which each of those creditors agreed to liquidate the Company's payables to such creditor in exchange for shares of the Company's stock ("Creditor Shares") and warrants to purchase the Company's stock ("Creditor Warrants"). The Creditor Shares will be issued at the rate of one Creditor Share for each $.33 of indebtedness liquidated. The Creditor Warrants will be issued at the rate of one Creditor Warrant per dollar of indebtedness liquidated and will be exercisable for shares of Common Stock ("Creditor Warrant Shares") The Company proposes to issue to the creditors an aggregate of 468,958 Creditor Shares and Creditor Warrants to purchase an aggregate of 154,756 Creditor Warrant Shares in exchange for the liquidation of $154,756 of payables. The Creditor Shares and Creditor Warrants will not be issued, and by their terms, the Creditor Warrants will not be effective nor exercisable for the Creditor Warrant Shares unless and until the Amendment Effectiveness occurs.

     Liquidation of Certain Trade Payables. In December 1997 and January 1998, the Company completed transactions with other certain other of its creditors pursuant to which each of those creditors agreed to liquidate the Company's payables to such creditor in exchange an immediate cash payment of a portion of the payable. The Company used approximately $515,000 of the Private Placement proceeds to make these payments and, as a result, liquidated approximately $850,000 of the $1.1 million of past due payables outstanding as of November 13, 1997.

     Boston Group Shares. In consideration for its services to the Company in connection with the Private Placement, the Boston Group, LP will be issued a warrant expiring December 31, 2001 ("Boston Group Warrant") immediately exercisable to purchase up to approximately 2,379,000 shares of Common Stock ("Boston Group Warrant Shares") at an exercise price of $.33 per Boston Group Warrant Share. The number of Boston Group Warrant Shares will be determined as of the date the Amendment Effectiveness occurs and will be based upon, among other things, the gross proceeds of the Private Placement, and the dollar amount of payables and other creditor payments liquidated, including those to Messrs. Engelberger and Sweeny and to CII described herein. By its terms, the Boston Group Warrant will not be effective nor exercisable for the Boston Group Warrant Shares unless and until the Amendment Effectiveness occurs. In addition to the Boston Group Warrant, the Company also paid the Boston Group, LP commissions and a non-accountable expense allowance in connection with the Private Placement in the amount of $189,000.

     Conversion of Certain Obligations to CII. In January 1998, the Company reached an agreement in principle with CII, a security-holder and creditor of the Company, pursuant to which CII has agreed to convert the Company's loan indebtedness and certain accrued royalty payments to CII into shares of Common Stock and warrants to purchase Common Stock, and to accept shares of Common Stock and warrants in lieu of certain royalty payments which may come due during the calendar year 1998.

     CII Loan Obligations. The Company's loan indebtedness to CII is evidenced by a note dated June 14, 1995 ("CII Note") bearing interest at a rate of 10% per annum. The CII Note requires payments of interest only for one year, and then equal payments of principal and interest for 48 months, through June, 2000, and is secured by a security interest in all of the Company's intellectual property relating the HelpMate in the North and South American markets. As of January 31, 1998, the outstanding principal and interest due under the CII Loan was $454,545. Under the CII loan agreements, the Company is also required, among other things, to retain its principal place of business and a majority of its employees and operations in the State of Connecticut ("Connecticut Presence Requirements") until June, 2001.

     CII Royalty Obligations. The Company also has certain royalty obligations to CII under a Development Agreement dated December 29, 1986, pursuant to which CII reimbursed the Company for certain development costs related to the HelpMate robotics courier system ("Sponsored Products").
Under the Development Agreement, the Company must pay royalties to CII equal to (i) a specified percentage ("Company Percentage Rate") of the Company's net sales of Sponsored Products, (ii) fifty percent of license fees paid to the Company under licenses granting to third parties the rights to produce or sell the Sponsored Products, and (iii) fifty percent of any royalties received by the Company on net sales of Sponsored Products by third-party licensees of the Company. During the two-year period ending February 1998 ("Reduced Royalty Term"), the Company Percentage Rate was equal to the greater of (i) one and one-half percent of the net sales of Sponsored Products or (ii) twenty percent (20%) of the Company's pre-tax profits (but in no event more than five percent of net sales of Sponsored Products).
After February 1998, the Company Percentage Rate increases to five percent of the Company's net sales of Sponsored Products. Subject to the satisfaction of certain conditions, at the expiration of the Reduced Royalty Term, the Company will be credited with an additional $300,000 in royalty payments against the Royalty Threshold described below. The Company must pay royalties at the rate described above until the total royalties paid or credited have aggregated $2,205,000 ("Royalty Threshold"). Once royalties paid or credited have reached the Royalty Threshold, the Company must thereafter pay royalties for a period equal to the period of time taken to reach the Royalty Threshold except that the Company Percentage Rate during that period would be reduced to one-half of one percent. Royalties payable only to the extent that sales and license fees are realized. Through December 31, 1997, the Company has paid approximately $265,000 in royalties to CII.

     CII Agreement in Principle. CII has agreed to convert the outstanding indebtedness under the CII Note and royalty payments accrued under the Development Agreement through December 31, 1997 into shares of the Company's Common Stock and such amounts will be liquidated at the rate of one share of Common Stock for each $.33 of indebtedness and royalty liquidated. In addition, the Company will issue to CII warrants expiring December 31, 2001 ("CII Warrants") exercisable for shares of Common Stock at an exercise price of $.33 per CII Warrant Share for each dollar of indebtedness and royalty liquidated. The number of CII Shares and CII Warrants to be issued will be determined as of the date of conversion. By way of illustration, if the CII Note and the December 31, 1997 accrued royalty were to be so liquidated as of January 31, 1998, CII would have been entitled to receive an aggregate of 1,447,591 CII Shares and CII Warrants to purchase an aggregate of 477,705 shares of Common Stock. In lieu of cash payments of the royalties accruing during the fiscal year ending December 31, 1998, CII has also agreed to accept one share of Common Stock ("CII Royalty Shares") for each $.33 of royalties required to be paid and warrants expiring December 31, 2001 ("CII Royalty Warrants") to purchase one share of Common Stock at an exercise price of $.33 per share for each dollar of royalties required to be paid.

     As part of its agreement with CII the Company must agree to extend the Connecticut Presence Requirements to a term ending ten years from the date of closing. In the event the Company violates the Connecticut Presence Requirements, CII can (a) demand immediate payment of the balance of the Royalty Threshold; and (b) require the Company to repurchase its Company Securities. The security interest previously granted to CII in the intellectual property relating to HelpMate in the North and South American markets will be extended so that it also secures the Company's obligations to make the royalty payments under the Development Agreement. In addition, a representative of CII would continue to have the right to attend meetings of the Company's board of directors so long as CII owns shares of the Company's stock and the Company has any outstanding obligations under the Development Agreement.

     The CII Shares and the CII Royalty Shares will not be issued, and by their terms, the CII Warrants and CII Royalty Warrants will not be effective nor exercisable for shares of the Company's Common Stock (the "CII Warrant Shares") unless and until the Amendment Effectiveness occurs.

     Registration Rights. None of the securities issued in the transactions above may be resold to the public unless they are registered under the Securities Act of 1933, as amended or unless an exemption from such registration is available. Upon the Amendment Effectiveness, the Company has agreed to use its diligent efforts to register the Unit Warrants, the Unit Note Shares, the Unit Warrant Shares the Boston Group Shares and the Boston Group Warrants and the Boston Group Warrant Shares for public sale thirty
(30) days after the closing of the issuance of the Creditor Shares.

     Amendment to Certificate of Incorporation. The Company does not have sufficient shares available to provide for the issuance of the Unit Note Shares, Unit Warrant Shares, Engelberger Note Shares, Engelberger Warrant Shares, Sweeny Warrant Shares, Creditor Shares, Creditor Warrant Shares, CII Shares, CII Royalty Shares, CII Warrant Shares and the Boston Group Warrant Shares (collectively, the "Contingent Shares") and the Company agreed to seek the approval of the Company's stockholders of an amendment to the Company's Certificate of Incorporation to provide additional authorized shares for issuance of the Contingent Shares.



                                      SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             HelpMate Robotics Inc.
                                             ----------------------
                                               (Registrant)



Date: January 26, 1998                  /s/ Thomas K. Sweeny
                                        ---------------------------------------
                                        Thomas K. Sweeny
                                        President, and Chief Executive Officer,
                                        Director, Treasurer and PRINCIPAL
                                        FINANCIAL OFFICER